AMENDED PROMISSORY NOTE

This Amended Promissory Note increases the principal balance available to Maker from $500,000 to $1,000,000.

$1,000,000.00
Indianapolis, Indiana
Dated: June 15, 2005
Fina1 Maturity Date: January 1, 2008

On or before January 1, 2008 ("Final Maturity"), DC INVESTMENTS LEASING, LLC, a Mississippi limited liability company (the "Maker") promises to pay to the order of FAIR HOLDINGS, INC., an Ohio corporation, (the "Lender") at his principal office at 815 East Market Street, Akron, Ohio, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000) or so much of the principal amount of the Loan represented by this Note as may be disbursed by the Lender under the terms described below, and to pay interest on the unpaid principal balance outstanding from time to time as provided herein. The obligations assumed under this Promissory Note shall be secured by a certain Security Agreement of even date herewith.

The principal amount of the Loan outstanding from time to time shall be determined by reference to the books and records of the Lender and all payments by the Maker on account of the Loan shall be recorded. Such books and records shall be deemed prima facia to be correct as to such matters.

Each of the following shall constitute an Event of Default under this Note:

(a)	Nonpayment of Loan: Default in the payment when due of any amount payable under the terms of this Note, or otherwise payable to the Lender or any holder of this Note under the terms of this Note;

(b)

Bankruptcy, Insolvency, etc.: Maker admitting in writing the inability to pay his debts as they mature or an administrative or judicial order or determination of insolvency being entered against Maker; or Maker making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for Maker or a substantial part of his property and not being discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under the bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against Maker.

(c)	Breach of the Security Agreement.

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Interest on the unpaid principal balance of the Loan outstanding from time to time prior to Final Maturity will accrue at a per annum rate equal to fourteen percent (14%). Interest shall be calculated for an entire year, with the entire amount of such interest accruing during a year to be paid over nine (9) monthly payments on the first day of each month March through November. While no interest payments will be due during the months December, January and February, the interest shall continue to accrue during such months and be payable during the following nine month period as described above. Interest will be calculated on the basis that an entire year's interest is earned in 360 days.

Upon an Event of Default, including failure to pay upon Final Maturity, Lender at his option may also, if permitted under applicable law, do one or both of the following: (a) increase the applicable interest rate on this Note two percent (2%) and (b) add any unpaid accrued interest to the principal and such sum will bear interest thereon until paid at the rate provided in this Note. The interest rate will not exceed the maximum rate permitted by applicable law.

The entire outstanding principal balance of this Note shall be due and payable, together with accrued interest, at Final Maturity. Principal may be prepaid at anytime without penalty.

If any installment of interest due under the terms of this Note is not paid when due, then the Lender or any subsequent holder of this Note may, at its option and without notice, declare the entire principal amount of the Note and a1l accrued interest immediately due and payable.

If payment is 10 days or more late, Maker will be charged 5% of the regularly scheduled payment. Each late payment fee assessed shall be due and payable on the earlier of the next regularly scheduled interest payment date or the maturity of this Note. Waiver by the Lender of any late payment fee assessed, or the failure of the Lender in any instance to assess a late payment fee shall not be construed as a waiver by the Lender of its right to assess late payment fees thereafter.

Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, upon delinquency or other default, Lender reserves the right to apply payment among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Lender may from time to time determine in his sole discretion.

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The Maker and any endorsers severally waive demand, presentment for payment and notice of nonpayment of this Note, and each of them consents to any renewals or extensions of the time of payment of this Note without notice.

All amounts payable under the terms of this Note shall be payable with expenses of collection, including attorneys' fees, and without relief from valuation and appraisement laws.

This Note is made under and will be governed in all cases by the substantive laws of the State of Indiana notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.

THE MAKER AND LENDER (BY ACCEPTANCE OF THIS NOTE) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTCIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON A CONTRACT, TORT OR OTHERWISE) BETWEEN MAKER AND LENDER ARISING OUT OF OR ANY WAY RELATED TO THIS NOTE OR ANY RRELATIONSHIP BETWEEN LENDER AND MAKER. THIS PROVISION IS A MATERIAL INDUCMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN.

“MAKER”
DC INVESTMENTS LEASING, LLC

By: /s/ Timothy S. Durham Timothy S. Durham, Manager

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